Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ImmunityBio, Inc. for the registration of 2,432,894 shares of its common stock, and up to $10,000,000 of shares of its common stock that are issuable upon exercise of an option by the selling stockholders and to the incorporation by reference therein of our report dated March 19, 2024, with respect to the consolidated financial statements of ImmunityBio, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst and Young LLP

Los Angeles, California

March 28, 2024